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                                                                  Exhibit(d)(19)

                       AMENDMENT TO SUBADVISORY AGREEMENT

                          PRUDENTIAL DIVERSIFIED FUNDS
                  (PRUDENTIAL DIVERSIFIED MODERATE GROWTH FUND)

         AMENDMENT made as of this 19th day of November, 1998, between Prudential Investments Fund Management LLC ("PIFM"), and The Prudential Investment Corporation ("PIC").

         WHEREAS, PIFM, either itself or as successor to Prudential Investments Fund Management, Inc., and PIC have entered into a Subadvisory Agreement (the "Agreement") dated November 12th , 1998, with respect to the management of Prudential High Yield Fund, Inc. (the "Fund"); and

         WHEREAS, the Agreement provides that PIC shall provide investment advisory services to the Fund, subject to oversight by PIFM; and

         WHEREAS, PIFM and PIC desire to amend the Agreement with respect to the compensation to be paid by PIFM to PIC for services provided by PIC pursuant to the Agreement.

         NOW, THEREFORE, for and in consideration of the continuation of the Agreement for its current term, and other good and valuable consideration, PIFM and PIC hereby amend the Agreement to provide for the compensation to be paid by PIFM to PIC as described on the attached schedule, effective as of January 1, 2000, for the same term, including renewals, as the Agreement and upon the same terms and conditions as described in the Agreement.

         IN WITNESS WHEREOF, PIMS and PIC have signed this Amendment as of the day and year first above written.

PRUDENTIAL INVESTMENTS                      THE PRUDENTIAL INVESTMENT
FUND MANAGEMENT LLC                         CORPORATION



By: /s/Robert F. Gunia                      By: /s/John R. Strangfeld, Jr.

Name: Robert F. Gunia                       Name: John R. Strangfeld, Jr.

Title: Executive Vice President             Title: Chairman of the Board,
         and Chief Administrative                    President, Chief Executive
         Officer                                     Officer and Director